Exhibit 10.9
RAW WATER AND FACILITIES SHARING AGREEMENT
     THIS RAW WATER AND FACILITIES SHARING AGREEMENT is made and entered into as of the 25th day of October, 2007, by and between Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company (“Refinery Company”), and Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (“Fertilizer Company”).
RECITALS
     Refinery Company owns and operates a petroleum refinery located at Coffeyville, Kansas (the “Refinery”). Fertilizer Company owns and operates a nitrogen fertilizer complex (the “Fertilizer Plant”) located adjacent to the Refinery.
     Refinery Company and Fertilizer Company are each owners of an undivided one-half interest in and to the following water rights (collectively, the “Water Rights”):
     1. Kansas Vested Right File No. MG011, which authorizes the diversion of surface water from the Verdigris River at the rate and quantity set forth in such File No;
     2. Kansas Approved Application for Permit to Appropriate Water, Application No. 43,782 with a priority date of May 14, 1999; and
     3. Contract for Industrial Water Supply, Water Purchase Contract No. 99-5 dated December 3, 1999, originally between Farmland and the Kansas Water Office and subsequently assigned by Farmland on March 3, 2004 jointly to Refinery Company and Fertilizer Company (“Water Contract”).
     Refinery Company owns and operates certain equipment used to withdraw and transport raw water from the Verdigris River pursuant to the Water Rights, including the “River Intake Structure”, the “River Water Pumps” and the “Y Intersection”, and other raw water meters, piping and related facilities shown in the diagram set forth in Exhibit A hereto (collectively the “Water Facilities”).
     Fertilizer Company and Refinery Company desire to share the benefits and the costs of the Water Rights and Water Facilities as set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS
     The following terms shall have the meanings set forth below, unless the context otherwise dictates, both for purposes of this Agreement and all Exhibits hereto:
     “Agreement” means this Raw Water and Facilities Sharing Agreement and the Exhibit hereto, all as the same may be amended, modified or supplemented from time to time.
     “Available Raw Water” is defined in Section 3.3.
     “Calendar Month Percentage” is defined in Section 3.2.
     “Calendar Year Percentage” is defined in Section 3.2.
     “Dispute” is defined in Section 5.1.
     “Electricity Estimate” is defined in Section 3.5(b).
     “Fertilizer Company” is defined in the preamble.
     “Fertilizer Company Representative” shall mean the plant manager of the Fertilizer Complex or such other person as is designated in writing by Fertilizer Company.
     “Fertilizer Plant” is defined in the first recital, and includes any additions or other modifications made thereto from time to time.
     “Indemnitee” is defined in Section 4.1.
     “Indemnitor” is defined in Section 4.1.
     “Losses” is defined in Section 4.1.
     “Multi-Party Dispute” is defined in Section 5.2.
     “Party” and “Parties” mean the parties to this Agreement.
     “Person” means and includes natural persons, corporations, limited partners, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.
     “Raw Water” means water withdrawn from the Verdigris River pursuant to the Water Rights.
     “Raw Water Insufficiency” is defined in Section 3.3.

     “Refinery” is defined in the first recital, and includes any additions or other modifications made thereto from time to time.
     “Refinery Company” is defined in the preamble.
     “Refinery Company Representative” means the Plant Manager of Refinery Company or such other person as is designated in writing by Refinery Company.
     “Representative” each of Fertilizer Company Representative and Refinery Company Representative.
     “River Intake Structure” means the structure (including the diversion damn) in the Verdigris River upon which the River Water Pumps are situated, including any additions or other modifications made thereto from time to time.
     “River Water Pumps” means the three river water pumps situated on the River Intake Structure and which are used to withdraw water from the Verdigris River and pump it into the Y Intersection, including any additions or other modifications made thereto from time to time.
     “Water Contract” is defined in paragraph 3 of the second recital.
     “Water Facilities” is defined in the third recital, and includes any additions or other modifications made thereto from time to time..
     “Water Management Team” is defined in Article 2.
     “Water Rights” is defined in the second recital.
     “Y Intersection” means that portion of the Raw Water piping near the River Water Pumps, as shown in the diagram set forth in Exhibit A hereto, where the water piping splits, with one pipe leading to the Fertilizer Plant and the other pipe leading to the Refinery, including any additions or other modifications made thereto from time to time.
ARTICLE 2
COMPANY REPRESENTATIVES
     Fertilizer Company and Refinery Company hereby respectively designate Fertilizer Company Representative and Refinery Company Representative for purposes of making determinations on behalf of Fertilizer Company and Refinery Company relating to the management, supervision and control of the Water Facilities and the Water Rights. Fertilizer Company Representative and Refinery Company Representative shall constitute the “Water Management Team”.

ARTICLE 3
RAW WATER AND FACILITIES SHARING
     3.1 Operational Responsibility. Refinery Company shall have day-to-day operational responsibility for the Water Facilities and the Water Rights but shall conduct such operations at the direction of the Water Management Team. The Water Management Team shall meet on a regular basis and at any time a Representative reasonably requests a meeting to implement the provisions of this Agreement and/or to ensure compliance by the Water Facilities with applicable laws and regulations.
     3.2 Measurements of Usage. The total amount of Raw Water withdrawn from the Verdigris River will be measured by a meter included as a part of the Water Facilities, and the total amount of such Raw Water supplied by the Water Facilities to the Fertilizer Plant and the Refinery, respectively, will be measured by meters on the pipes that transport the Raw Water from the Water Facilities to the Fertilizer Plant and the Refinery. Readings from such meters will be communicated to each Party electronically. For purposes of this Agreement, Raw Water will be deemed used by a Party based upon the supply of Raw Water as measured by such meters. A percentage of usage of Raw Water supplied by the Water Facilities to the Fertilizer Plant and the Refinery will be determined for each calendar month (a “Calendar Month Percentage”) and for each calendar year (a “Calendar Year Percentage”), which percentages will be determined for each applicable period by dividing the amount of Raw Water supplied to a Party during such period by the total Raw Water quantity withdrawn from the Verdigris River by the Water Facilities during such period. In the event that a Party had any complete (or substantially complete) operational outage due to a planned turnaround, mechanical difficulties, or for any other reason, during any period included for purposes of computing a Calendar Month Percentage or a Calendar Year Percentage for such Party, then, notwithstanding such outage, such Party shall be deemed to have used the same amount of Raw Water during each calendar month in which such outage occurs as the Party used during the most recent full calendar month ending prior to the commencement of such outage, prorated for any partial calendar month of outage.
     3.3 Allocating Water. The Fertilizer Plant and the Refinery will each be entitled to receive sufficient amounts of Raw Water each day to enable the Fertilizer Plant and the Refinery to conduct their operations at the operational levels determined to be appropriate by Fertilizer Company and Refinery Company, respectively. Each Representative shall advise the other Representative, and the Refinery Company personnel operating the Water Facilities, of the amount of Raw Water required by its respective company for its operational level. If the amount of Raw Water that the Water Facilities are capable of providing (“Available Raw Water”) is insufficient at any time to provide the aggregate amount of Raw Water required to operate the Fertilizer Plant and the Refinery at their respective operational levels (“Raw Water Insufficiency”), then the Available Raw Water shall be allocated between the Fertilizer Plant and the Refinery on a prorated basis, which prorated basis shall be determined by reference to the average of the Calendar Year Percentages for the Fertilizer Plant and the Refinery, respectively, for the two full calendar year periods most recently ending prior to the date of the applicable Raw Water Insufficiency. Fertilizer Company and Refinery Company shall reasonably cooperate in good faith to obtain sufficient Raw Water for their respective operational levels, including (without limitation) enforcement of all rights which may exist under the Water Rights.
     3.4 Modifications to Facilities and Amendments to Contracts. No material modification or alterations to, or replacements of, the Water Facilities or their operations and no amendments or supplements to, or waivers of enforcement of, the provisions of the Water Rights shall be made without the written consent of each Party, which consent shall not be unreasonably withheld or delayed.
     3.5 Allocation of Costs.
     (a) Fertilizer Company and Refinery Company shall each pay their prorated share of all costs related to the operation, maintenance, repair, modification, alteration, or replacement of the Water Facilities and administration of the Water Rights, which costs shall include the cost of labor, materials and other costs reasonably allocable to the operation, maintenance, repair or replacement of the Water Facilities, and any charges pursuant to the Water Contract, except that payment of the cost of electricity shall be made as provided in Section 3.5(b) below. Each Party’s prorated share of such costs shall be determined by reference to such Party’s Calendar Year Percentage for the calendar year in which such costs are incurred. Refinery Company shall determine each Party’s prorated share of costs and send an annual invoice to Fertilizer Company for Fertilizer Company’s prorated share of such costs, which invoice will be due and payable within 15 days after receipt. Notwithstanding the foregoing and subject to Section 3.4, in the event that any operation, maintenance, repair, modification, alteration, or replacement of any of the Water Facilities is required solely by reason of the requirements of one Party’s operations, obligations to third parties, or mandates of any governmental authority, or is caused by any acts or omissions of such Party or anyone acting for or on behalf of such Party, then such Party shall bear all costs related to such operation, maintenance, repair, modification, alteration, or replacement. Notwithstanding any payment of costs by Fertilizer Company under this Section 3.5(a), the Water Facilities shall remain the property of Refinery Company, except as otherwise provided in Section 3.6.
     (b) Fertilizer Company shall reimburse Refinery Company for electricity required to operate the River Water Pumps. Such reimbursement shall be determined on a monthly basis as follows: (i) an estimate (the “Electricity Estimate”) will be made of the amount of electricity used by the River Water Pumps for each calendar month based on the horsepower of the pumps; (ii) the Fertilizer’s Calendar Month Percentage for such calendar month will be multiplied by the Electricity Estimate in order to determine the number of kilowatt hours of electricity to be allocated to the Fertilizer Plant; and (iii) the number of kilowatt hours will be multiplied by the rate per kilowatt hour the Refinery pays for electricity. Refinery Company shall send a monthly invoice for such electricity cost as calculated above to Fertilizer Company, which invoice will be due and payable within 15 days after receipt.
     3.6 Termination of Sharing. Either Party (the “Terminating Party”) may elect to terminate the sharing of the Water Facilities and Water Rights as provided in this Agreement, which termination of sharing shall be effective as of the termination date (the “Termination

Date”) specified in written notice of such election by the Terminating Party to the other Party (the “Non-Terminating Party”), provided that such notice shall be given at least three (3) years prior to the specified Termination Date. In the event a Terminating Party gives such a notice of termination to a Non-Terminating Party, the Parties shall proceed in good faith to do the following prior to the Termination Date:
     (a) The Parties will allocate and divide the Water Rights on a commercially reasonable basis consistent with and in proportion to the average of the Calendar Year Percentages for the Fertilizer Plant and the Refinery, respectively, for the two full calendar year periods most recently ending prior to the Termination Date.
     (b) The Refinery Company will grant Fertilizer Company such easements and access over the Refinery premises as Fertilizer Company may reasonably require in order to establish separate usage of the Water Rights as determined pursuant to Section 3.6(a) above, including easements and access over Refinery premises to the Verdigris River for the creation, operation, maintenance, repair and replacement, as reasonably necessary, of a separate Raw Water intake and distribution system for the Fertilizer Plant, provided that no such easements or access over the Refinery premises shall have a material adverse effect on the Refinery Company’s business or operations at the Refinery.
     (c) In the event that the Fertilizer Company is the Terminating Party, then the Fertilizer Company shall at its cost and expense purchase and install the additional pumps, piping, and other equipment and structures (collectively, “New Water Facilities”) necessary for the Fertilizer Company to have a separate Raw Water intake and distribution system for the Fertilizer Plant. In the event that the Refinery Company is the Terminating Party, then the Fertilizer Company shall have the option, exercisable upon written notice to the Refinery Company at least thirty (30) months prior to the Termination Date, to either (i) purchase and install at its cost and expense New Water Facilities necessary for the Fertilizer Company to have a separate Raw Water intake and distribution system for the Fertilizer Plant, or (ii) require the Refinery Company to transfer the Water Facilities to the Fertilizer Company, as of the Termination Date, for use by the Fertilizer Company as a separate Raw Water intake and distribution system for the Fertilizer Plant, in which event the Fertilizer Company shall pay to the Refinery Company an amount equal to the depreciated value of the Water Facilities at and as of the date of transfer, as determined from the books and records of the Refinery Company, and the Refinery Company shall purchase and install at its cost and expense New Water Facilities necessary for the Refinery Company to have a separate Raw Water intake and distribution system for the Refinery. To the extent any costs and expenses are incurred by mutual agreement of the Parties for the mutual benefit of both the Water Facilities and the New Water Facilities, then any such costs and expenses shall be allocated as mutually agreed upon by the Parties.
     (d) Fertilizer Company and Refinery Company shall work with, and obtain all necessary approvals from, applicable governmental agencies and authorities to the extent required to effectuate the separation of Water Rights, installation of any New Water Facilities, and other actions as contemplated in this Section 3.6.

ARTICLE 4
INDEMNIFICATION
     4.1 Indemnification Obligations. Each of the Parties (each, an “Indemnitor”) shall indemnify, defend and hold the other Party and its respective officers, directors, members, managers and employees (each, an “Indemnitee”) harmless from and against all liabilities, obligations, claims, losses, damages, penalties, deficiencies, causes of action, costs and expenses, including, without limitation, attorneys’ fees and expenses (collectively, “Losses”) imposed upon, incurred by or asserted against the Person seeking indemnification that are caused by, are attributable to, result from or arise out of the breach of this Agreement by the Indemnitor or the negligence or willful misconduct of the Indemnitor, or of any officers, directors, members, managers, employees, agents, contractors and/or subcontractors acting for or on behalf of the Indemnitor. Any indemnification obligation pursuant to this Article 4 with respect to any particular Losses shall be reduced by all amounts actually recovered by the Indemnitee from third parties, or from applicable insurance coverage, with respect to such Losses. Upon making any payment to any Indemnitee, the Indemnitor shall be subrogated to all rights of the Indemnitee against any third party in respect of the Losses to which such payment relates, and such Indemnitee shall execute upon request all instruments reasonably necessary to evidence and perfect such subrogation rights. If the Indemnitee receives any amounts from any third party or under applicable insurance coverage subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification payment up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.
     4.2 Indemnification Procedures.
     (a) Promptly after receipt by an Indemnitee of notice of the commencement of any action that may result in a claim for indemnification pursuant to this Article 4, the Indemnitee shall notify the Indemnitor in writing within 30 days thereafter; provided, however, that any omission to so notify the Indemnitor will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice shall have been materially prejudicial to the Indemnitor) nor from any other liability that it may have to any Indemnitee. The Indemnitor shall have the right to assume sole and exclusive control of the defense of any claim for indemnification pursuant to this Article 4, including the choice and direction of any legal counsel.
     (b) An Indemnitee shall have the right to engage separate legal counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Indemnitor has agreed in writing to pay such fees and expenses, (ii) the Indemnitor has failed to assume the defense thereof and engage legal counsel within a reasonable period of time after being given the notice required above, or (iii) the Indemnitee shall have been advised by its legal counsel that representation of such Indemnitee and other parties by the same legal counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same legal counsel has been proposed) due to actual or potential conflicts of interests between them. It is understood, however, that to the extent more than one Indemnitee is entitled to engage separate legal counsel at the Indemnitor’s expense pursuant to clause (iii) above, the Indemnitor shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having the same or substantially similar claims against the Indemnitor, unless but only to the extent the Indemnitees have actual or potential conflicting interests with each other.
     (c) The Indemnitor shall not be liable for any settlement of any action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Indemnitor agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.
ARTICLE 5
DISPUTES
     5.1 Resolution of Disputes. The Parties shall in good faith attempt to resolve promptly and amicably any dispute between the Parties arising out of or relating to this Agreement (each a “Dispute”) pursuant to this Article 5. The Parties shall first submit the Dispute to the Fertilizer Company Representative and the Refinery Company Representative, who shall then meet within fifteen (15) days to resolve the Dispute. If the Dispute has not been resolved within forty-five (45) days after the submission of the Dispute to the Fertilizer Company Representative and the Refinery Company Representative, the Dispute shall be submitted to a mutually agreed non-binding mediation. The costs and expenses of the mediator shall be borne equally by the Parties, and the Parties shall pay their own respective attorneys’ fees and other costs. If the Dispute is not resolved by mediation within ninety (90) days after the Dispute is first submitted to the Refinery Company Representative and the Fertilizer Company Representative as provided above, then the Parties may exercise all available remedies. The foregoing procedure shall not prohibit a Party from seeking injunctive relief to enforce use of the Water Rights or the supply of Raw Water as contemplated herein while any such Dispute or any such proceedings are pending.
     5.2 Multi-Party Disputes. The Parties acknowledge that they or their respective affiliates contemplate entering or have entered into various additional agreements with third parties that relate to the subject matter of this Agreement and that, as a consequence, Disputes may arise hereunder that involve such third parties (each a “Multi-Party Dispute”). Accordingly, the Parties agree, with the consent of such third parties, that any such Multi-Party Dispute, to the extent feasible, shall be resolved by and among all the interested parties consistent with the provisions of this Article 5.

ARTICLE 6
COOPERATION AND SUSPENSIONS
     6.1 Cooperation. Fertilizer Company and Refinery Company each hereby agree reasonably to cooperate with the other in good faith in implementing and administering this Agreement. Refinery Company and Fertilizer Company shall cause their respective personnel located at the Refinery and the Fertilizer Plant to fully cooperate with, and comply with the reasonable requests of, the other Party and its employees, agents and contractors to support such other Party’s operations in a safe and efficient manner; provided, however, that nothing in this Article 6 shall require the expenditure of any monies other than may otherwise be required elsewhere in this Agreement.
     6.2 Suspension of Supply.
     (a) Temporary Suspension for Repairs/Maintenance. The supply of Raw Water by the Water Facilities may be temporarily suspended by the Refinery Company for such periods of time as are necessary to carry out scheduled maintenance or necessary repairs or improvements to the Water Facilities. In connection with any such temporary suspension, Refinery Company may elect to reduce, interrupt, allocate, alter or change the supply of Raw Water required to be provided hereunder, provided that, except in the case of emergencies, the Refinery Company shall deliver not less than thirty (30) days prior written notice to the Fertilizer Company of any planned temporary suspension, including relevant details relating to the proposed reduction, interruption, allocation, alteration or change in the supply of Raw Water as a result of such temporary suspension. Upon the occurrence and during the continuation of such a temporary suspension, the parties shall cooperate to attempt to minimize or reduce the effect of such temporary suspension on each Party’s operations.
     (b) Emergency Repairs. Refinery Company shall provide notice to the Fertilizer Company as soon as reasonably possible (and in any event within twenty-four (24) hours) in the event of any emergency repair or unplanned required maintenance that is affecting or will affect provision of the Raw Water hereunder. Refinery Company shall use commercially reasonable efforts to complete any such emergency repairs in a timely manner and to resume the provision of Raw Water hereunder as soon as reasonably practicable.
     (c) Operation by Fertilizer Company. In the event that the provision of Raw Water hereunder is suspended due to any inability or failure of Refinery Company (other than in connection with any suspensions contemplated in Sections 6.2(a) or (b) above) to provide Raw Water in accordance with the terms of this Agreement, then Fertilizer Company shall, during the period of such suspension, have the right to access the Water Facilities for the purpose of operating the Water Facilities in a manner consistent with the operation thereof as otherwise contemplated in this Agreement.

ARTICLE 7
LIMITATION OF LIABILITY
     In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall either Party, its employees, suppliers or subcontractors, be liable for loss of profits or revenue or special, incidental, exemplary, punitive or consequential damages; provided, however, that the foregoing limitation shall not preclude recourse to any insurance coverage maintained by the Parties.
ARTICLE 8
AUDIT AND INSPECTION RIGHTS
     Refinery Company and Fertilizer Company shall each (“Requesting Party”) have the right, upon reasonable written notice to the other Party (“Other Party”), to audit, examine and inspect, at reasonable times and locations, all documentation, records, equipment, facilities, and other items owned or under the control of the Other Party that are reasonably related to the Water Rights or Water Facilities, solely for the purpose of confirming the measurement or pricing of, or tolerances or specifications of, any Feedstocks or Services, confirming compliance and performance by the Other Party, or exercising any rights of the Requesting Party, under this Agreement.
ARTICLE 9
TERM
     The term of this Agreement shall continue until the earlier of: (a) the separation of the Water Facilities and the Water Rights into two independent sets of facilities and contractual arrangements for the benefit of Fertilizer Company and Refinery Company as provided in Section 3.6, or (b) the written agreement of Refinery Company and Fertilizer Company to terminate this Agreement. The Parties agree that upon and after any such termination of this Agreement, any liabilities of any Party arising from any act, breach or occurrence prior to termination will remain with such Party, and the Parties’ rights and obligations under ARTICLES 4, 5, 7, 8, 10, 11, 12, and 14 will survive such termination of this Agreement.
ARTICLE 10
ASSIGNMENT
     This Agreement shall extend to and be binding upon the Parties hereto, their successors and permitted assigns. Either Party may assign its rights and obligations hereunder solely (i) to an affiliate under common control with the assigning Party, provided that any such assignment shall require the prior written consent of the other Party hereto (such consent not to be unreasonably withheld or delayed), and provided that the applicable assignee agrees, in a written instrument delivered to (and reasonably acceptable to) such other Party, to be fully bound hereby, or (ii) to a Party’s lenders for collateral security purposes, provided that in the case of any such assignment each Party agrees (x) to cooperate with the lenders in connection with the execution and delivery of a customary form of lender consent to assignment of contract rights and (y) any delay or other inability of a Party to timely perform hereunder due to a restriction imposed under the applicable credit agreement or any collateral document in connection therewith shall not constitute a breach hereunder. In addition, each Party agrees that it will assign its rights and obligations hereunder to a transferee acquiring all or substantially all of the equity in or assets of the assigning Party related to the Refinery or Fertilizer Plant (as applicable), which transferee must be approved in writing by the non-assigning Party (such approval not to be unreasonably withheld or delayed) and must agree in writing (with the non-assigning Party) to be fully bound hereby.
ARTICLE 11
GOVERNING LAW AND VENUE
     THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SAID STATE. THE PARTIES AGREE THAT ANY ACTION BROUGHT IN CONNECTION WITH THIS AGREEMENT MAY BE MAINTAINED IN ANY COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF KANSAS, AND EACH PARTY AGREES TO SUBMIT PERSONALLY TO THE JURISDICTION OF ANY SUCH COURT AND HEREBY WAIVES THE DEFENSES OF FORUM NON-CONVENIENS OR IMPROPER VENUE WITH RESPECT TO ANY ACTION BROUGHT IN ANY SUCH COURT IN CONNECTION WITH THIS AGREEMENT.
ARTICLE 12
NOTICE
     Any notice, request, correspondence, information, consent or other communication to any of the Parties required or permitted under this Agreement will be in writing (including telex, telecopy, or facsimile) and will be given by personal service or by telex, telecopy, facsimile, overnight courier service, or certified mail with postage prepaid, return receipt requested, and properly addressed to such Party and shall be effective upon receipt. For purposes hereof the proper address of the Parties will be the address stated beneath the corresponding Party’s name below, or at the most recent address given to the other Parties hereto by notice in accordance with this Article:

	If to Refinery Company, to:	With a copy to:

	Coffeyville Resources	Edmund S. Gross,
	Refining & Marketing, LLC	Vice President and General Counsel
	400 N. Linden St., P.O. Box 1566	CVR Energy, Inc.
	Coffeyville, Kansas 67337	10 E. Cambridge Circle, Ste. 250
	Attention: Executive Vice President,	Kansas City, Kansas 66103
	Refining Operations	Facsimile: (913) 981-0000
Facsimile:	(620) 251-1456

	If to Fertilizer Company, to:	With a copy to:

	Coffeyville Resources	Edmund S. Gross,
	Nitrogen Fertilizers, LLC	Vice President and General Counsel
	701 E. Martin St., P.O. Box 5000	CVR Energy, Inc.
	Coffeyville, Kansas 67337	10 E. Cambridge Circle, Ste. 250
	Attention: Executive Vice President and	Kansas City, Kansas 66103
	Fertilizer General Manager	Facsimile: (913) 981-0000
Facsimile:	(620) 252-4357
or such other addresses as either Party designates by registered or certified mail addressed to the other Party.
ARTICLE 13
EXHIBITS
     Exhibit A attached hereto is incorporated herein and made a part of this Agreement by reference thereto.
ARTICLE 14
MISCELLANEOUS
     14.1 Headings. The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.
     14.2 Independent Contractors. The Parties acknowledge and agree that neither Party, by reason of this Agreement, shall be an agent, employee or representative of the other with respect to any matters relating to this Agreement, unless specifically provided to the contrary in writing by the other Party. This Agreement shall not be deemed to create a partnership or joint venture of any kind between Refinery Company and Fertilizer Company.
     14.3 Amendments and Waiver. This Agreement may not be amended, modified or waived except by a writing signed by all Parties to this Agreement that specifically references this Agreement and specifically provides for an amendment, modification or waiver of this Agreement. No waiver of or failure or omission to enforce any provision of this Agreement or any claim or right arising hereunder shall be deemed to be a waiver of any other provision of this Agreement or any other claim or right arising hereunder.
     14.4 Construction and Severability. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and in accordance with industry standards and not strictly for or against either Party. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

     14.5 Waiver. The waiver by either Party of any breach of any term, covenant or condition contained in this Agreement shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or of any other term, covenant or condition contained in this Agreement. No term, covenant or condition of this Agreement will be deemed to have been waived unless such waiver is in writing.
     14.6 Governing Principles. It is the general intent and agreement of the Parties that, except as otherwise expressly provided in this Agreement, Fertilizer Company shall pay the cost of performing its obligations and exercising its rights hereunder, and Refinery Company shall pay the cost of performing its obligations and exercising its rights hereunder.
     14.7 Third-Party Beneficiaries. Except as expressly provided herein, none of the provisions of this Agreement are intended for the benefit of any Person except the Parties and their respective successors and permitted assigns.
     14.8 Specific Performance. Recognizing that remedies at law, for any breach or threatened breach by a Party hereunder that adversely affects use of the Water Rights or the supply of Raw Water as contemplated herein, will be inadequate and each Party, in addition to such other remedies that may be available to it at law or in equity, will be entitled to injunctive relief, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining a Party, and each and every person and entity acting in concert or participation with such Party, from such breach or continuation of such breach and, in addition thereto, such Party will, subject to Article 7, be liable to the other Party for all ascertainable damages, including costs and reasonable attorneys’ fees, sustained by such other Party by reason of such breach or threatened breach.
     14.9 Entire Agreement. This Agreement, including all Exhibits hereto, constitutes the entire, integrated agreement between the Parties regarding the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations and understandings of the Parties, whether written or oral, regarding the subject matter hereof.
[signature page follows]

Signature Page
to
Raw Water and Facilities Sharing Agreement
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

COFFEYVILLE RESOURCES REFINING & MARKETING, LLC			COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC

By:	/s/ Robert W. Haugen		By:	/s/ Kevan A. Vick

	Name: Title:	Robert W. Haugen Executive Vice President, Refining Operations		Name: Kevan A. Vick Title: Executive Vice President and Fertilizer General Manager

EXHIBIT A
See attached diagram of the Verdigris River, the River Intake Structure, the River Water Pumps, the Y Intersection, and other Raw Water piping and facilities included in the “Water Facilities”.

A-1